AMENDMENT NO. TWO
                                       TO
                            TRANSFER AGENCY AGREEMENT


         AGREEMENT dated May 1, 1995 between Keyport Variable Investment Trust, a Massachusetts business trust (the "Trust"), and Colonial Investors Service Center, Inc., a Massachusetts corporation ("CISC").

        Reference is made to the Transfer Agency Agreement dated as of June 7, 1993 between the Trust and Liberty Investment Services, Inc. a Massachusetts corporation ("LIS"), as amended by each of (i) Amendment No. One thereto dated May 2, 1994 between the Trust and LIS and (ii) the Joinder and Release Agreement with Respect to Transfer Agency Agreement dated as of January 3, 1995, pursuant to which CISC replaced LIS's transfer agent (as so amended, the "Transfer Agency Agreement"). The parties hereby agree that Newport-Keyport Tiger Fund shall become a "Fund" for all purposes of the Transfer Agency Agreement, effective from and after the later of (i) the date first written above or (ii) the date on which the offer and sale of shares of such Fund has been registered under the Securities Act and the Investment Company Act pursuant to an effective Registration Statement of the Trust on Form N-IA.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                     KEYPORT VARIABLE INVESTMENT TRUST

                                     By: Richard R. Christensen
                                     Title: President


                                     COLONIAL INVESTORS SERVICE CENTER, INC.

                                     By: Cynthia Jones
                                     Title: Vice President